Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES FIRST QUARTER 2012

FINANCIAL RESULTS AND PROVIDES UPDATED FULL YEAR OUTLOOK

~ First Quarter Net Sales Increased 17.8% to $188.0 Million ~

~ Comparable Store Net Sales Increased 7.5% for the First Quarter ~

~ First Quarter Net Income Increased 41.9% to $8.2 Million, or $0.29 per Diluted Share ~

TOANO, Va, April 25, 2012 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the first quarter ended March 31, 2012, and updated its outlook for 2012.

First Quarter Results

Net sales increased $28.4 million, or 17.8%, to $188.0 million in the first quarter of 2012 from $159.7 million in the first quarter of 2011. Comparable store net sales increased 7.5% for the quarter, driven by an 8.0% increase in the number of customers invoiced at these stores. Non-comparable store net sales increased $16.4 million. The Company opened four new stores during the first quarter of 2012.

Gross margin was 37.3% in the first quarter of 2012 compared to 36.2% in the first quarter of 2011. The increase in gross margin reflects generally lower costs of product due to both sourcing initiatives and sales mix, and lower net transportation costs.

Selling, general and administrative expenses improved to 30.2% of net sales for the first quarter of 2012 compared to 30.3% of net sales for the first quarter of 2011. Operating margin increased to 7.1% in the first quarter of 2012, from 5.9% in the first quarter of 2011.

Net income increased 41.9% to $8.2 million, or $0.29 per diluted share, in the first quarter of 2012 from $5.8 million, or $0.20 per diluted share, in the first quarter of the prior year.

Cash and cash equivalents at March 31, 2012 totaled $61.4 million, compared with $43.1 million at March 31, 2011 and $61.7 million at December 31, 2011. During the first quarter of 2012, pursuant to its previously announced stock repurchase program, the Company repurchased approximately 387,000 shares of its common stock for $8.9 million, and has approximately $41.1 million remaining under the repurchase program for future repurchases.

Robert M. Lynch, President and Chief Executive Officer, commented, “Our team delivered a solid start to the year, driving the top line through successful marketing combined with conversion of strong customer traffic, increasing gross margin through sourcing and logistics initiatives and expanding operating margin by 120 basis points. Our value proposition combining price, selection, quality and availability with the expertise and service provided by our people resonated with customers during the quarter as we continued to build on our momentum from the second half of 2011.”

Company Outlook

Based on the first quarter results and current trends, the Company now expects to achieve the following in 2012:

•	Net sales for the full year in the range of $720 million to $750 million, up from the previous range of $710 million to $740 million.

•	The change in comparable store net sales to range from slightly negative to low single digits positive.

•	The opening of a total of 20 to 25 new store locations, including two to four in Canada.

•

Full year earnings per diluted share in the range of $1.10 to $1.25, based on a diluted share count of approximately 28.4 million shares, up from the previous range of $1.05 to $1.20 based on a diluted share count of 28.7 million shares.

Mr. Lynch concluded, “We entered the important spring remodeling season well-positioned to serve customer demand and continue to capture share in our fragmented market. Our key strategic initiatives and infrastructure investments are generating positive results, which we believe will be cumulative in the coming years. Our team is motivated and excited by the opportunities ahead, and we are pleased with the coordinated efforts across store operations and support to provide the industry’s best value proposition to our customers. We remain confident in our ability to continue to grow and expand operating margin in 2012 and beyond.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, April 25, 2012, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call through May 2, 2012 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 392435. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With over 265 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators’ low priced product, much of which is in-stock and ready for delivery.

With quality brands including Bellawood Prefinished Hardwood and Morning Star Bamboo, Lumber Liquidators’ flooring is often featured on popular television shows, such as Extreme Makeover: Home Edition and HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators Investor Relations

Ashleigh McDermott

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$61,436	$61,675
Merchandise Inventories	191,751	164,139
Prepaid Expenses	5,996	4,292
Other Current Assets	9,367	7,863

Total Current Assets	268,550	237,969
Property and Equipment, net	45,189	44,147
Goodwill	9,693	9,693
Other Assets	2,990	3,045

Total Assets	$326,422	$294,854

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$51,710	$38,161
Customer Deposits and Store Credits	26,207	18,120
Accrued Compensation	4,609	2,509
Sales and Income Tax Liabilities	9,188	5,092
Other Current Liabilities	8,760	6,839

Total Current Liabilities	100,474	70,721

Deferred Rent	3,396	3,328
Deferred Tax Liability	5,540	5,721

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,669,312 and 27,894,543 outstanding, respectively)	28	28
Treasury Stock, at cost (447,323 and 53,085 shares, respectively)	(10,193)	(1,116)
Additional Capital	112,867	110,163
Retained Earnings	114,400	106,203
Accumulated Other Comprehensive Loss	(90)	(194)

Total Stockholders’ Equity	217,012	215,084

Total Liabilities and Stockholders’ Equity	$326,422	$294,854

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2012	2011

Net Sales	$188,034	$159,680
Cost of Sales	117,897	101,887

Gross Profit	70,137	57,793

Selling, General and Administrative Expenses	56,819	48,453

Operating Income	13,318	9,340

Other (Income) Expense	(42)	(87)

Income Before Income Taxes	13,360	9,427

Provision for Income Taxes	5,163	3,650

Net Income	$8,197	$5,777

Net Income per Common Share—Basic	$0.29	$0.21

Net Income per Common Share—Diluted	$0.29	$0.20

Weighted Average Common Shares Outstanding:
Basic	27,926,544	27,572,244
Diluted	28,509,475	28,378,063

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2012	2011

Cash Flows from Operating Activities:
Net Income	$8,197	$5,777
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	2,366	1,910
Stock-Based Compensation Expense	1,133	922
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(27,737)	(7,861)
Accounts Payable	13,295	(1,168)
Customer Deposits and Store Credits	8,087	8,104
Prepaid Expenses and Other Current Assets	(3,063)	(737)
Other Assets and Liabilities	8,059	4,111

Net Cash Provided by Operating Activities	10,337	11,058

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(3,180)	(4,159)

Net Cash Used in Investing Activities	(3,180)	(4,159)

Cash Flows from Financing Activities:
Payments for Share Repurchases	(9,077)	(126)
Proceeds from the Exercise of Stock Options	1,234	870
Excess Tax Benefits on Stock Option Exercises	337	659

Net Cash (Used in) Provided by Financing Activities	(7,506)	1,403
Effect of Exchange Rates on Cash and Cash Equivalents	110	(2)

Net (Decrease) Increase in Cash and Cash Equivalents	(239)	8,300
Cash and Cash Equivalents, Beginning of Period	61,675	34,830

Cash and Cash Equivalents, End of Period	$61,436	$43,130